Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-187893

PROSPECTUS SUPPLEMENT

To Prospectus dated May 15, 2013

Gevo, Inc.

This prospectus supplement (“Prospectus Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated May 15, 2013, as supplemented by the prospectus supplements dated December 8, 2015 and March 29, 2016, which together form a part of a registration statement filed by Gevo, Inc. (the “Company”) with the U.S. Securities and Exchange Commission utilizing a “shelf” registration process (the “Prospectus”).

This Prospectus Supplement may add or update information contained in the Prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this Prospectus Supplement is inconsistent with statements made in the Prospectus or any documents incorporated by reference therein, the statements made in this Prospectus Supplement will be deemed to modify or supersede those made in the Prospectus and such documents incorporated by reference therein. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto.

As permitted by Section 2(a) of the Series H Warrants to Purchase Common Stock (the “Series H Warrants”), on Tuesday, June 7, 2016, the board of directors of the Company approved a voluntary reduction of the exercise price for 3,000,000 of the outstanding Series H Warrants, from the current exercise price of $0.75 per share of common stock to $0.42 per share of common stock, for the remaining term of these warrants. Except for the reduction in exercise price, the terms of these Series H Warrants remain unchanged.

In addition, as permitted by Section 2(a) of the Series H Warrants to Purchase Common Stock, on Tuesday, June 7, 2016, the board of directors of the Company also approved a voluntary reduction of the exercise price for 2,000,000 of the outstanding Series H Warrants, from the current exercise price of $0.75 per share of common stock to $0.52 per share of common stock, for the remaining term of these warrants. Except for the reduction in exercise price, the terms of these Series H Warrants remain unchanged.

The board of directors of the Company reserves the right, in accordance with the terms of the Series H Warrants, to reduce the exercise price of all or any portion of the Series H Warrants to any amount deemed appropriate by the board of directors of the Company, in its sole discretion.

As permitted by Section 9 of the Series D Warrants to Purchase Common Stock (the “Series D Warrants”), on Wednesday, June 8, 2016, the Company agreed with certain holders of the Series D Warrants to the amendment of the exercise price and the acceleration of the initial exercise date for 4,167,391 of the outstanding Series D Warrants held by such holders. Pursuant to that amendment agreement, with respect to 4,167,391 of the outstanding Series D Warrants held by those holders, the exercise price was increased from the current exercise price of $0.10 per share of common stock to $0.175 per share of common stock, for the remaining term of these warrants and the initial exercise date was changed from June 11, 2016 to June 8, 2016. Except for the change in exercise price and the initial exercise date, the terms of these Series D Warrants remain unchanged.

Our common stock is traded on the NASDAQ Capital Market under the symbol “GEVO.” On Monday, June 6, 2016, the last reported sale price of our common stock on the NASDAQ Capital Market was $0.40 per share. The Series H Warrants and the Series D Warrants are not and will not be listed for trading on the NASDAQ Capital Market, or any other securities exchange.

FORWARD-LOOKING STATEMENTS

Forward-looking statements reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results, performance or achievements to differ materially from the results, performance or achievements expressed in or implied by our forward-looking statements. The forward-looking statements contained in this Prospectus Supplement and the Prospectus reflect our views and assumptions only as of the date such forward-looking statements are made. You should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements nor do we intend to do so. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-14 of the prospectus supplement dated December 9, 2015 and page S-16 of the prospectus supplement dated March 29, 2016 and page 5 of the base prospectus and in the amendments and supplements subsequently filed.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 7, 2016.